EXHIBIT 99.1

FLEET FINANCIAL                    SHAWMUT NATIONAL
GROUP, INC.                        CORPORATION


Contacts: Meg Pier                      Vincent Loporchio
          Fleet Financial Group         Shawmut National Corporation
          401/278-3003                  617/292-3239

Fleet and Shawmut Announce Divestiture Proposal
Following Discussions with Regulators

Plan Guidelines Developed that Foster Competition, Preserve Jobs and Continue Meeting Customer Needs Throughout Region

     Providence, Rhode Island, August 23, 1995 -- Fleet Financial Group and Shawmut National Corporation today announced their detailed divestiture proposal following extensive negotiations with the Federal Reserve, U.S. Department of Justice, Connecticut Attorney General Richard Blumenthal and Massachusetts Attorney General Scott Harshbarger.
     The plan is subject to final approval by the Federal Reserve Board when it finally considers Fleet's application to merge with Shawmut later this year. It addresses the issues previously raised by Blumenthal and Harshbarger that the package be fair and beneficial to consumers and businesses in Connecticut and Massachusetts, where there is substantial overlap.
     "The divestiture discussions centered around three primary objectives: first, to foster a strong competitive environment; secondly, to ensure the availability of robust resources for small- and medium-sized businesses; and third, in cooperation with Attorneys General Blumenthal and Harshbarger, to enhance the overall marketplace commitments to community reinvestment and local economic development initiatives," said Anne Slattery, Fleet Financial Group senior vice president and head of consumer and small business activities for the new entity.
- -more-

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Fleet/Shawmut Divestiture
Page 2

     "Our selection of buyers will be based on preservation of jobs and several other points, including price and ease of systems conversion. We are especially interested in identifying buyers who exhibit a concern for the community and sensitivity to customer and employee needs," said Slattery. In addition, buyers must be acceptable to the Federal Reserve Board and the Department of Justice.
     In addition to these objectives, Fleet believes that the plan also meets concerns on the part of the Department of Justice, that primarily Shawmut branches be divested, and that the packages be divested to a single buyer in most markets, if possible. The Justice Department believes that if Shawmut branches rather than Fleet are divested, there will be less customer run-off at the divested branches. Many potential buyers have expressed interest in the proposed divestitures since the institutions announced the merger.

Divestiture Figures
     Following is a summary by state of the deposits to be
divested:
                             Number            Estimated
                           of Branches         Deposits
                                        (6/30/94 - 000 omitted)
Massachusetts                  18             $   884,300
Connecticut                    28             $ 1,641,500
Rhode Island                   13             $   504,300
New Hampshire                   5             $   210,200
                               64             $ 3,240,300

Community Dialogue
     Fleet and Shawmut will continue discussions with the Attorneys General in Connecticut and Massachusetts on issues of concern relating to the merged institution.
- -more-

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Fleet/Shawmut Divestiture
Page 3

     Agnes J. Bundy, Fleet's director of community development, explained that community involvement would remain a primary objective now and after the merger transaction is completed and branches are divested. "Even though we are divesting some branches, we remain committed to our state and local communities, and our record will remain strong," said Bundy. "In fact, Fleet has committed to maintain the same combined Fleet-Shawmut levels of low- to middle-income lending (LMI) and charitable contributions in these markets for the next two years."

Customer Concerns
     "We would like nothing more than to continue to serve all of the current customers now served by Fleet and Shawmut. However, that is not possible due to the divestiture," Slattery said. "We are committed to working very closely with the prospective buyers to ensure a smooth transition for all customers involved -- whether retail, small business, community or commercial. Our customers will receive an update on the situation shortly."
     After the merger with Shawmut National Corporation, the Fleet Financial Group (FFG) will be a New England-based $81 billion diversified financial services company listed on the New York Stock Exchange (NYSE-FLT). FFG's lines of business will include commercial and consumer banking, mortgage banking, consumer finance, asset-based lending, equipment leasing, investment management services and student loan processing.
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